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                                                                   EXHIBIT 8.1




              [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM]



                                                September 26, 1997



Philip Services Corp.
100 King Street
P.O. Box 2440 LCD1
Hamilton, Ontario
Canada  L8N 4J6


Ladies and Gentlemen:

               We are acting as your United States counsel in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed with the United States Securities and Exchange Commission by Philip Services Corp. (the "Company") relating to the public offering of the Company's common shares.

               We hereby confirm, in all material respects, our opinion with respect to United States federal income tax laws contained in Part I of the Registration Statement under the caption "Material Income Tax Considerations - Material United States Federal Income Tax Considerations" subject to the assumptions and limitations set forth therein.

               We hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                                Very truly yours,



                                                /s/ Skadden, Arps, Slate,
                                                    Meagher and Flom LLP